                                                                    EXHIBIT 4.05



         If this Senior Note ("Note") is registered in the name of The Depository Trust Company (the "Depositary") (55 Water Street, New York, New
York) or its nominee, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary unless and until this Note is exchanged in whole or in part for Notes in definitive form. Unless this certificate is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

         This Note is a Registered Global Security within the meaning of the Indenture referred to on the reverse hereof. Except as otherwise provided in
Section 2.12 of the Indenture referred to on the reverse hereof, this Registered Global Security may be transferred, in whole but not in part, by the Depositary to a nominee of such Depositary or by a nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or to a nominee of such successor Depositary. Unless this Registered Global Security is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and in the case of any transfer or exchange, any Registered Global Security issued in exchange therefor is registered in the name of the Depositary or such other name as requested by an authorized representative of the Depositary and, in the case of any payment, such payment is made to the Depositary or the Depositary's nominee, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since Cede & Co. has an interest herein.

REGISTERED
No. A-1                                                           $300,000,000
CUSIP:  55262C AH 3

                                    MBIA INC.

                           6.40% Senior Notes due 2022

         MBIA Inc., a Connecticut corporation (the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, at the office or agency of the

Issuer in the Borough of Manhattan, The City of New York, the principal sum of THREE HUNDRED MILLION Dollars ($300,000,000) on August 15, 2022, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing November 15, 2002, each an "interest payment date", and at maturity or redemption, on said principal sum, in like coin or currency, at the rate of 6.40% per annum. Interest on this Note will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid on this Note, from August 22, 2002, until payment of said principal sum has been made or duly provided for at said office or agency. If any Notes of this series are no longer Registered Global Securities, interest shall be paid by check mailed to or upon the written order of the Holders entitled thereto as they shall appear on the registry books of the Issuer. If an interest payment date falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day with the same force and effect as if made on such interest payment date. Interest accrued on the Notes will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the date fifteen calendar days prior to such interest payment date, whether or not such date is a Business Day, provided that interest paid at maturity or redemption will be paid to the person to whom principal is payable as a result of maturity or redemption, as the case may be. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

         Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

         This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

         IN WITNESS WHEREOF, MBIA Inc. has caused this instrument to be signed by its duly authorized officers and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:  August 22, 2002

                                       MBIA INC.


                                       By:
                                          ------------------------------------

                                       By:
                                          ------------------------------------



                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

                                       BANK ONE TRUST COMPANY, N.A. (as
                                       successor in interest to The First
                                       National Bank of Chicago), as Trustee


                                       By:
                                          ------------------------------------
                                             Authorized Officer

                             [REVERSE SIDE OF NOTE]

                                    MBIA INC.

                           6.40% Senior Notes due 2022

         This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the "Debt Securities") of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of August 1, 1990 (the "Base Indenture"), as supplemented by the First Supplemental Indenture, dated as of August 22, 2002 (the "Supplemental Indenture" and together with the Base Indenture, the "Indenture"), duly executed and delivered by the Issuer to Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), Trustee (herein called the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Debt Securities issued under the Indenture may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Note is one of a series designated as the 6.40% Senior Notes due 2022 of the Issuer (the "Notes"), in aggregate principal amount of $300,000,000, the terms of which were established in the Supplemental Indenture, pursuant to
Section 2.3 of the Base Indenture. The Issuer may, from time to time, without the consent of existing Holders of Notes, create and issue additional Debt Securities having the same terms and conditions as the Notes in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Debt Securities issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes.

         In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of more than 50% in aggregate principal amount of the Debt Securities at the time Outstanding of all series to be affected (voting as one class), evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Debt Securities of each such series; provided, however, that no such
                                         --------  -------
supplemental indenture shall (i) extend the final maturity of any Debt Securities, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the rights of any Holder to institute suit for the payment thereof, without the consent of the Holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Debt Security affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Debt Securities of any series, prior to any declaration accelerating the maturity of such Debt Securities, the Holders of a majority in aggregate principal amount Outstanding of the Debt Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Debt Securities) may on behalf of the Holders of all the Debt Securities of such series (or all or certain series of the Debt Securities) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Debt Security affected. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Note which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

         The Notes are issuable in registered form without coupons in denominations of $1,000 and integral multiples thereof. Upon presentment at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

         The Issuer will have the right to redeem the Notes, in whole or in part, on or at any time after August 15, 2006, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date. The Issuer will provide not less than 30 nor more than 45 days' notice mailed to each Holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a Business Day, the Issuer will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

         Unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default under the Indenture, or have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent a deceased beneficial owner of Notes (that is, one who has the right to sell, transfer or otherwise dispose of an interest in a Note and the right to receive the proceeds from the Note, as well as the interest and principal payable to the holder of the Note) has the right to request redemption prior to stated maturity of all or part of his or her interest in such Notes, and the Issuer will be obligated to redeem such Notes. However, during the period from August 22, 2002 through and including August 15, 2003, the "initial period", and during any twelve month period that ends on and includes each subsequent August 15, each a "subsequent period", the Issuer will not be obligated to redeem:

          o on behalf of a deceased beneficial owner, any interest in the Notes that exceeds $25,000 principal amount, or

          o interests in the Notes exceeding $6,000,000 in aggregate principal amount for all representatives requesting redemption upon the death of beneficial owners.

         The Issuer may, at its option, redeem interests of any deceased beneficial owner in the Notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption by the Issuer, to the extent it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the $6,000,000 aggregate limitation for the Notes for the initial period or the applicable subsequent period, as the case may be, or for any succeeding subsequent period. The Issuer may, at its option, redeem interests of deceased beneficial owners in the Notes in the initial period or any subsequent period in an aggregate principal amount exceeding the $6,000,000 aggregate limitation. Any such redemption by the Issuer, to the extent it exceeds the $6,000,000 aggregate limitation, will not reduce the aggregate limitation for any subsequent period. If the Issuer decides to redeem Notes in excess of the $25,000 limitation or the $6,000,000 aggregate limitation, the Issuer will redeem such Notes redeemed in the order of receipt of Redemption Requests (as defined herein) by the Trustee. If in the future the Issuer issues additional Debt Securities that are consolidated with and form a single series with these Notes, the $6,000,000 aggregate limitation would be increased by 2% of the aggregate principal amount of the additional Notes.

         A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The representative must deliver its request to the participant (an institution that has an account with the Depositary for the Notes) through which the deceased beneficial owner owned such interest, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to the redemption as the participant requires. The request must specify the principal amount of the interest in the Notes to be redeemed, which amount must be in integral multiples of $1,000. Subject to the rules and arrangements of the Depositary, the participant will then deliver to the Depositary a request for redemption substantially in the form attached hereto as Annex A (a "Redemption Request"). On receipt of a Redemption Request, it is the customary procedure of the Depositary to forward the request to the Trustee. The Trustee is required to maintain records with respect to Redemption Requests received by it, including the date of receipt, the name of the participant filing the Redemption Request and the status of each Redemption Request with respect to the $25,000 limitation and the $6,000,000 aggregate limitation. The Trustee will immediately file with the Issuer each Redemption Request it receives, together with the information regarding the eligibility of the Redemption Request with respect to the $25,000 limitation and the $6,000,000 aggregate limitation. The Issuer, the Depositary and the Trustee:

          o may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct; and

          o    will have no responsibility:

               o for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased; and

               o for determining whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

         Subject to the $25,000 limitation and the $6,000,000 aggregate limitation, the Issuer will, after the death of any beneficial owner, redeem the interest of such beneficial owner in the Notes within 60 days following the Issuer's receipt of a Redemption Request from the Trustee. If Redemption Requests exceed the aggregate limitation on Notes required to be redeemed during the initial period or during any subsequent period, then excess Redemption Requests will be applied, in the order received by the Trustee, to successive subsequent periods, regardless of the number of subsequent periods required to redeem such interests. The Issuer may, at any time, notify the Trustee that it will redeem, on a date not less than 30 nor more than 45 days after the date of such notice, all or any lesser amount of Notes for which Redemption Requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the $6,000,000 aggregate limitation. Such Notes will be redeemed in the order of receipt of Redemption Requests by the Trustee.

         The Issuer will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the Notes it redeems pursuant to a Redemption Request of a representative of a deceased beneficial owner. Subject to arrangements with the Depositary, payment for interests in the Notes to be redeemed will be made to the Depositary in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depositary that are to be fulfilled in connection with such payment upon presentation of the Notes to the Trustee for redemption. The principal amount of any Notes acquired or redeemed by the Issuer other than by redemption at the request of any representative of a deceased beneficial owner will not be included in the computation of either the $25,000 limitation or the $6,000,000 aggregate limitation for the initial period or for any subsequent period.

         An interest in a Note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the Notes will be deemed the death of the beneficial owner, regardless of the recordation of the interest on the records of the participant, if such rights can be established to the satisfaction of the participant. Such interests will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person's lifetime.

         In the case of a Redemption Request that is presented on behalf of a deceased beneficial owner and that has not been fulfilled at the time the Issuer gives notice of its election to redeem the Notes in part, the Notes that are the subject of such pending Redemption Request will be redeemed prior to any other Notes.

         Any Redemption Request may be withdrawn by the person(s) presenting such request upon delivery of a written request for withdrawal given by the participant on behalf of such person(s) to the Depositary and by the Depositary to the Trustee not less than 30 days prior to the redemption payment.

         During any time in which the Notes are not represented by a Registered Global Security and are issued in definitive form:

          o all references in this Note to participants and the Depositary, including the Depositary's governing rules, regulations and procedures, will not be applicable;

          o all determinations that the participants are required to make as described in this Note will be made by the Issuer (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner); and

          o    all Redemption Requests, to be effective, must

               o be delivered by the representative to the Trustee, with a copy to the Issuer;

               o if required by the Trustee and the Issuer, be in the form specified by the Issuer (with appropriate changes mutually agreed to by the Trustee and the Issuer to reflect the fact that the Redemption Request is being executed by a representative (including provision for signature guarantees)); and

               o be accompanied by the Note that is the subject of the Redemption Request and, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a Redemption Request. If the record interest in the Note is held by a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased's ownership of a beneficial interest in the Note must also be delivered.

         There is no provision for a sinking fund applicable to the Notes.

         The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Notes or certain covenants with respect to the Notes, in each case upon compliance with certain conditions set forth therein.

         The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

         No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

         Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

                      ANNEX A -- FORM OF REDEMPTION REQUEST

                                    MBIA INC.

             $300,000,000 6.40% Senior Notes due 2022 (the "Notes")

                             CUSIP NO.: 55262C AH 3

         The undersigned,              (the "Participant"), does hereby certify,
pursuant to the provisions of the certain Senior Indenture dated as of August 1, 1990, as amended, modified or supplemented from time to time (the "Indenture"), between MBIA Inc. (the "Issuer") and Bank One Trust Company (as successor in interest to The First National Bank of Chicago), as trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), to the Issuer and to the Trustee that:

          1. [Name of deceased Beneficial Owner] is deceased.

          2. [Name of deceased Beneficial Owner] had a $        interest in the
     above-referenced Notes.

          3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $ in principal amount of said Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Notes to which this redemption request relates redeemed.

          4. The Participant holds the interest in the Notes with respect to which this redemption request is being made on behalf of [Name of deceased Beneficial Owner].

          5. The Participant hereby certifies that it will indemnify and hold harmless the Depository, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, losses, costs, expenses (including reasonable attorneys' and accountants' fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this redemption request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

         IN WITNESS WHEREOF, the undersigned has executed this redemption
request as of             , 20__.

                                                [PARTICIPANT NAME]


                                                By:
                                                   -----------------------------
                                                    Name:
                                                    Title: